5 Regent Street, Livingston, NJ 07039

Trey Resources Reports Revenues of $1,908,216 for Third Quarter

Livingston, NJ, November 15, 2010 -- Trey Resources, Inc. (OTC Pink Sheets: TYRIA), the premier total solutions provider specializing in business software for the small- and medium-sized business market, yesterday reported its financial results for its third quarter and nine months ended September 30, 2010  in a Form 10-Q filed with the SEC.

For the quarter ending September 30, 2010, the Company reported revenue of $1,908,216 as compared to $1,861,205 for the third quarter of 2009, an increase of 2.5%.

The Company reported, on a consolidated basis, loss from operations of $107,686 in the quarter ending September 30, 2010, as compared to operating income of $149,281 for the quarter ended September 30, 2009, primarily due to increased corporate overhead associated with assorted software development programs and new sales initiatives.

For the first nine months of fiscal 2010, the Company reported revenue of $5,524,363 as compared to revenue of $5,751,394 for the first nine months of 2009, a decrease of 3.9%.  This decrease reflects the general softness in the economy as customers scale back projects or put the projects on hold.

Net income on a consolidated basis for the first nine months of fiscal 2010 was $405,608, versus a loss of $850,031 for the same period in 2009.

Mark Meller, CEO of Trey Resources, said, “Trey has weathered the financial storm which has impacted the economy and our industry over the past 24 months.  While sales are down on a year to date basis, our sales pipeline is strong.  In a time when other competitors were slashing expenses and reducing development budgets, we have aggressively spent on the development of extended solutions and are exploring new proprietary products.  We have aggressively marketed our software development capabilities, and have made significant inroads in providing development work to our channel partners who are looking for more cost effective ways to maintain and upgrade their proprietary solutions.  Most importantly, we have entered into a very favorable loan modification with our lender, and we have hopes that we will be able to retire the debt in full by the end of 2011.  While we work towards that goal, the lender has agreed to refrain from any further conversions of the debt into equity.  We believe the worst is behind us, and are very optimistic about the future.  We look forward to delivering superior financial results in the coming quarters.”

About Trey Resources
Trey Resources is involved in the acquisition and build-out of technology and software companies. The Company's growth strategy is to acquire firms in this extensive and expanding, but highly fragmented segment, as it seeks to create substantial value for shareholders. Since June 2004, Trey has acquired SWK Technologies, Inc., Business Tech Solutions Group, Inc., Wolen Katz Associates, and AMP-BEST Consulting, Inc. For more information, visit www.treyresources.com, www.swktech.com,  www.mapadoc.com, or contact Trey Resources CEO Mark Meller at (973) 758-9555 or by e-mail at mark.meller@swktech.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to Trey Resources, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.